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                                                        Exhibit 4.07

THIS PROMISSORY NOTE WAS ORIGINALLY ISSUED ON JANUARY 28, 2000, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH LAWS.

                                 PROMISSORY NOTE

$1,250,000                                                      Phoenix, Arizona
                                                                January 28, 2000

         QUEPASA.COM, INC., a Nevada corporation (the "Company"), hereby promises to pay to VERDE CAPITAL PARTNERS, LLC, an Arizona limited liability company ("Holder"), the principal amount of $1,250,000 (the "Principal"), together with interest thereon in accordance with the provisions of this Promissory Note (this "Note").

         Section 1. The Company promises to pay to the order of the Holder the Principal, together with all accrued and unpaid interest thereon in accordance with the provisions of Section 2 below, on January 28, 2002 (the "Maturity Date").

         Section 2. Interest shall accrue on the unpaid Principal from the date hereof through the Maturity Date at the greater of (i) 6% per annum or (ii) the "applicable federal rate" (within the meaning of Internal Revenue Service Code
Section 1274(d)(1)(A)) in effect for the month of [insert month and year of Closing] with respect to debt instruments having a term of two years.

         Section 3. Payment of Principal and interest shall be made in lawful currency of the United States of America by check drawn to the order of the Holder at the principal place of business of the Holder, or such other place as the Holder shall designate to the Company in writing.

         Section 4. This Note is prepayable, in whole or in part, together with accrued and unpaid interest thereon, by the Holder without penalty at any time prior to the Maturity Date.

         Section 5. Each of the following events or conditions shall constitute a default (a "Default") under this Note:

         (a) The failure to make any payment due under this Note when such payment is due; or

         (b) the bankruptcy, insolvency or liquidation of the Company.

        In the event that a Default shall exist and be continuing, the Holder may, by written notice to the Company, declare this Note to be forthwith due and payable (except that no such notice shall be required in the case of a Default described in (b) above), whereupon the Holder may exercise all remedies available to it under applicable law.


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         Section 6. This Note shall be governed by and construed according to the laws of the State of Arizona.

         Section 7. This Note may be modified or discharged only as provided herein or by an agreement in writing executed by the party against whom enforcement of any modification or discharge is sought.

                                    * * * * *


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                                       COMPANY:

                                       QUEPASA.COM, INC.


                                       By: /s/ Gary L. Trujillo
                                           --------------------
                                           Gary L. Trujillo, Chairman and
                                           Chief Executive Officer



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